Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Nocera, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type and Security Class Title (1)	Fee Calculation or Carry Forward Rule	Proposed Maximum Offering Price (2)(3)	Fee Rate	Amount of Registration Fee
Units, each consisting of one share of common stock, $0.001 par value per share, and one warrant to purchase one share of common stock, $0.001 par value per share (2)(3)	Rule 457(o)	$8,050,000.00	$92.70 per $1,000,000	$746.24
Common stock included in the units (4)		–		–
Warrants to purchase shares of common stock included in the units (4)(5)		–		–
Shares of common stock issuable upon exercise of the warrants (6)		$10,062,500.00		$932.79
Representative Warrants (7)		–		–
Shares of common stock issuable upon exercise of the Representative Warrants (8)		$442,750.00		$41.04
Total		$18,555,250		$1,720.07

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(1)	In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.
(2)	Each unit consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price per share equal to 125% of the unit offering price.
(3)	Includes common stock and warrants that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(4)	In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required.
(5)	There will be issued warrants to purchase one share of common stock for every one share of common stock offered. The warrants are exercisable at a per share price equal to 125% of the unit offering price.
(6)	Includes shares of common stock which may be issued upon exercise of additional warrants which may be issued upon exercise of 45-day option granted to the underwriter to cover over-allotments, if any.
(7)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.
(8)	The Representative Warrants are exercisable into a number of shares of common stock equal to 5% of the number of shares of common stock sold in this offering, including shares issuable upon the exercise of the underwriters’ option to purchase additional securities, at an exercise price equal to 110% of the public offering price per unit.